EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Brian Peay Named Executive Vice President and
Chief Financial Officer of American Healthcare Investors
Commercial real estate investment management veteran also named
CFO of Griffin-American Healthcare REIT III and Griffin-American Healthcare REIT IV

IRVINE, Calif. (June 15, 2016) – American Healthcare Investors, a commercial real estate investment firm that specializes in the acquisition and management of healthcare-related properties, announced today that Brian Peay has joined the company as executive vice president and chief financial officer. The boards of directors of Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT IV, Inc., which are co-sponsored and managed by American Healthcare Investors, have also appointed Peay to serve as their chief financial officer.

Peay joins American Healthcare Investors from Veritas Investments, Inc., a private real estate investment management company with more than $2 billion of assets under management, where he served as chief financial officer. While with Veritas, Peay was the principal financial executive with oversight of fund accounting, investor relations, and sourcing and structuring of debt, as well as financial planning, corporate budgeting, tax structuring and management of all accounting functions for the firm.

“Brian Peay is an important addition to our executive team, bringing with him more than 28 years of experience as a financial professional, including extensive experience in commercial real estate investment,” said Danny Prosky, a founding principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT III and Griffin-American Healthcare REIT IV. “American Healthcare Investors is one of the largest managers of healthcare real estate in the nation with more than $8 billion in assets under management and one of the most successful sponsors of public non-traded REITs. The addition of an executive of Brian’s caliber and experience is a meaningful benefit to our company as we continue to grow and expand our platform. We couldn’t be more pleased to have him join our management team.”

Peay previously served in a series of management positions with Glenborough Realty Trust, Inc., a formerly New York Stock Exchange-listed REIT, ultimately as executive vice president and chief financial officer. During his 15-year career with Glenborough, Peay was a member of a four-person executive management committee responsible for the strategic direction of the company. He also played an integral role in the sale of the company to Morgan Stanley Real Estate Fund V, after which it became known as Glenborough, LLC.

Peay began his professional career in 1988 with real estate public accounting firm Kenneth Leventhal & Company, which merged with Ernst & Young in 1995.

Peay received a bachelor’s degree in business economics from the University of California, Santa Barbara and earned a CPA designation from the state of California, which is currently inactive.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees a 29 million-square-foot portfolio valued at approximately $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2014, and intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT III invests in a diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, or the first year in which it commences material operations, and it intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.HealthcareREIT4.com.